June 14, 2021

Stephen Nesbitt
President
Cliffwater Enhanced Lending Fund
4640 Admiralty Way, 11th Floor

Marina del Ray, CA 90292

Re:	Cliffwater Enhanced Lending Fund (the “Fund”)

Dear Mr. Nesbitt:

Pursuant to the Investment Management Agreement between the Fund and Cliffwater LLC (“Cliffwater”) dated June 14, 2021, Cliffwater is entitled to investment advisory fees of 0.95% of the Fund’s average daily net assets. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, Cliffwater agrees that in order to improve the performance of the Fund, Cliffwater shall, until further notice, but in no event terminating before one year from the effective date of the Fund's registration statement, waive all of its investment advisory fees. Cliffwater may reduce the amount of the waiver in the amount of any organizational and related expenses paid by Cliffwater with respect to the Fund.

Cliffwater LLC

By:	/s/ Stephen Nesbitt
Name:	Stephen Nesbitt
Title:	Chief Executive Officer

Your signature below acknowledges

acceptance of this Agreement:

Cliffwater Enhanced Lending Fund

By:	/s/Stephen Nesbitt
Name:	Stephen Nesbitt
Title:	President